Exhibit 99 (20)

                         Form of Letter to Shareholders


                         THERMACELL TECHNOLOGIES, INC.



                                                         1125 Commerce Blvd., N.
                                                         Sarasota, Florida 34243
                                                                  1-800-968-3679
                                                                    941-358-0306
                                www.thermacell.com             Fax: 941-358-9313



                                 March 11, 1999

Dear Shareholder:

In February 1997, all the shareholders of ThermaCell Technologies, Inc. entered into agreements with the Company agreeing not to sell or otherwise dispose of the shares of the Company they then held. The agreements were originally to last for two years from the date the Company's public offering of shares became effective, which was March 12, 1997. The agreements could be extended for an additional year at the request of the underwriter, if the Company did not meet certain income goals described in the agreements. Although the Company believes it is moving toward its goals, as of this date it has not met the income goals in the shareholder agreements.

Since the initial public offering, the original underwriter for the Company's stock has gone out of business. Other broker-dealer firms are continuing to make a market in the company's shares and/or to recommend the shares to their clients. Recently the Company has entered into a strategic investment banking agreement with Bridgewater Capital Corp. of Newport Beach California, to help the Company with its financing and acquisition needs. Several of these firms have asked the Company to invoke the terms of the shareholder agreements and extend the period during which the original shares will not be sold to the public. In the view of the Company, these firms have succeeded to the interests of its former underwriter under the shareholder agreements and have the right to make such a request.

Therefore, the Company is extending the terms of the shareholder agreements through March 12, 2000. The Company will be placing stop transfer instructions with its transfer agent on these shares.

The shareholder agreements allowed sales of shares that were done with the consent of the underwriter. This provision still applies and the Company will carefully consider appropriate requests for exceptions to the shareholder agreements. In the absence of the original underwriter, you should address your requests directly to the Company. The Company will be approving these requests based on consultations with its market makers and investment bankers.

In addition, the shareholder agreements allowed private transactions where the purchaser agreed to be bound by the shareholder agreement. You may continue to transfer shares in private transactions if the person acquiring your shares agrees to the terms of the shareholder agreement. If you have already transferred some or all of your shares, you should forward this notice to the person or persons who now owns those shares.

We appreciate very much the continued support and trust of our shareholders and look forward to a productive year ahead.

If you have any questions about this notice, you may call me at the numbers listed above.

Sincerely yours,


/s/ John Pidorenko
-------------------------
John Pidorenko, President